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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-36922) and related Prospectus of ARI Network Services, Inc. for the registration of 3,262,500 share of its common stock and to the incorporation by reference therein of our report dated September 24, 1999, except for Notes 3 and 10 as to which the date is September 30, 1999 and September 28, 1999, respectively, with respect to the financial statements and schedule of ARI Network Services, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 1999, filed with the Securities and Exchange Commission.



                                                          /s/  ERNST & YOUNG LLP


Milwaukee, Wisconsin
June 21, 2000
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